Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Total System Services, Inc.
We consent to the use of our reports dated February 28, 2007, with respect to the consolidated balance sheets of Total System Services, Inc. and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of income, cash flow and shareholders’ equity and comprehensive income for each of the years in the three-year period ended December 31, 2006, and the related financial statement schedule, management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2006, and the effectiveness of internal control over financial reporting as of December 31, 2006, incorporated herein by reference. Our report refers to the Company’s adoption of Statement of Financial Accounting Standards No. 123(R), “Share-Based Payment” and the adoption of Statement of Financial Accounting Standards No. 158, “Employers’ Accounting for Defined Benefit Pension and Other Postretirement Plans.”

/s/ KPMG LLP KPMG LLP

Atlanta, Georgia January 3, 2008